(BW)(AZ-VISTACARE)(VSTA) VistaCare Reports Continued Growth in Second Quarter

     Business Editors/Health/Medical Writers

SCOTTSDALE, Ariz.—(BUSINESS WIRE)—July 29, 2003—VistaCare Inc. (NASDAQ: VSTA)

•	Net Patient Revenue Grew 49%

•	Organic Census Growth Exceeded 41%

•	EPS of $0.23 Increases 188% from Q2 2002

     VistaCare Inc., a leading provider of hospice services in the United States, today announced record results for the quarter ended June 30, 2003. Net patient revenue for the quarter was $46.1 million, up 49% from the same period in 2002. Net income before accrued preferred stock dividends grew by 152%, to $3.8 million from $1.5 million for the second quarter of 2002. Net income per diluted share for the quarter was $0.23 as compared to $0.08 per diluted share for the second quarter of 2002. VistaCare’s effective tax rate during the quarter was 20% and its diluted share count at June 30, 2003 was 16.9 million, as compared to a 4% effective tax rate for the second quarter of 2002 and a diluted share count of 5.1 million at June 30, 2002. Cash flow from operations was $6.4 million for the second quarter of 2003 as compared to $6.3 million for the second quarter of 2002. Adjusted EBITDA, consisting of net income before accrued preferred stock dividends, excluding net interest, taxes, depreciation and amortization, and stock-based compensation charges for the second quarter of 2003 was $5.2 million, compared to $2.2 million for the same period last year.

     For the six-month period ended June 30, 2003, net patient revenue was $88.1 million, up 50% from $58.7 million for the same period in the prior year. Net income before accrued preferred stock dividends for the six-month period ended June 30, 2003 was $6.6 million as compared to $2.4 million for the same period in 2002. Net income per diluted share for the six-month period ended June 30, 2003 was $0.40 versus $0.06 per diluted share in the same period last year, while cash flow from operations was $7.7 million as compared to $2.9 million for the same period in 2002. Adjusted EBIDTA for the six-month period ended June 30, 2003 was $9.7 million versus $3.6 million for the same period of 2002.

     VistaCare’s average daily census (ADC) for the second quarter of 2003 was 4,569 as compared to 4,125 for the first quarter of 2003 and 3,166 for the second quarter of 2002. VistaCare’s admissions for the quarter ending June 30, 2003 were 3,919 and its average length of stay per patient was 88 days.

     “The overall performance of the company reflected the same solid trends of the last several quarters,” said Richard Slager, president and chief executive officer. “Organic, growth in patient census for the quarter was 42% greater than in the same period last year, which is helping to fuel continued enhancement of operating margins.”

     “In addition, our business development initiatives resulted in the opening of a new site in Phenix City, Ala., our first in the state.

This is the second site we have opened this year following our development model in which we open new sites within the effective perimeter of an existing site’s operating license. We believe that this represents not only a less costly method of establishing an expanded service area for future growth, but also reduces the risk inherent in a new business start-up” Slager added.

     According to Mark Liebner, chief financial officer, “Our adjusted EBITDA margin as a percentage of net patient revenue for the second quarter was 11.2%, which represents an improvement over a margin of 10.9% for the first quarter of 2003, and was achieved despite absorbing a wage increase of approximately 3.3% that went into effect in April. We also absorbed more than half of the start-up expense from the Phenix City site, which resulted in costs that impacted the quarterly results by approximately $100,000.”

     “Looking ahead,” continued Liebner, “our second quarter performance increases our confidence about achieving our financial goals for the year. We have increased our anticipated growth in net patient revenue to no less than 35% greater than prior year, based on 30% organic patient census growth and on the recent CMS announcement of a Medicare hospice reimbursement rate increase of 3.4% that becomes effective as of Oct. 1, 2003 and will remain in effect for Medicare’s 2004 fiscal year. We expect no change in the $1.4 million stock-based compensation expense that we discussed in our first quarter earnings release, however we do anticipate an increase in our anticipated effective tax rate, from 12% to 20%, and an increase in diluted share count, from 16.75 million shares to 17.0 million shares, that we discussed in that release. As a result, we expect earnings to range between $0.85 and $0.88 per diluted share for 2003. For additional clarity, if we employ assumptions used by most analysts following the company, which exclude stock-based compensation expense and assume a 38% tax rate, utilizing a diluted share count of 17.0 million shares, our guidance for 2003 would increase to between $0.71 and $0.73 adjusted earnings per diluted share, including the $0.16 and $0.18 cents reported for the first and second quarters, respectively. We also note that our guidance assumes no effect from potential acquisitions, 30% organic patient census growth, three to four new site developments during the second half of 2003 involving between $500,000 and $750,000 in period expense, and Medicare and Medicaid payment practices remaining consistent with recent historical practices.

     Slager added, “With the additional workload of the secondary stock offering we successfully completed this last May behind us, we are pleased to turn our attention more fully to the business of executing our long-term plan. We remain focused on not only growing, but also raising the bar of quality and innovation in hospice services. The current quarter represents but just another step in this long-term commitment to the communities we serve, our employees and our shareholders.”

     VistaCare will host a conference call and webcast on Wednesday, July 30, 2003 at 10:00 a.m. Eastern Time to discuss VistaCare’s second quarter results and recent corporate developments. The dial-in number for the conference call is 800-240-2430 for domestic participants and 303-262-2190 for international participants.

     A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through 9 p.m. EDT on Friday, Aug. 1, 2003, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using passcode 545063#. To access the live webcast of the call, go to VistaCare’s Web site at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s Web site.

     About VistaCare

     VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

     This press release contains information about VistaCare’s adjusted EBITDA and anticipated adjusted diluted earnings per share, which are not measures derived in accordance with generally accepted accounting principles (GAAP), and which exclude components that are important to understanding VistaCare’s financial performance. VistaCare provides adjusted EBITDA to help investors and others evaluate its cash flows from operations, compare its operating performance with that of similar companies that have different capital structures and evaluate its ability to meet its future debt service, capital expenditures and working capital requirements. VistaCare’s adjusted EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. A reconciliation of VistaCare’s net income and cash flows from operating, financing and investing activities to its adjusted EBITDA is presented in the tables following the text of this press release. VistaCare provides its anticipated adjusted diluted earnings per share in order to help investors and others compare VistaCare’s anticipated performance with similar companies on a basis that is consistent with that used by many investors and securities analysts. VistaCare’s anticipated adjusted diluted earnings per share should not be considered in isolation or as a substitute for comparable measures presented in accordance with GAAP. A reconciliation of VistaCare’s anticipated earnings per diluted share for 2003 to its adjusted earnings per diluted share for 2003 is presented in the tables following the text of this press release.

     Forward-Looking Statements

     Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated diluted earnings per share and its anticipated adjusted diluted earnings per share, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-Q or 10-Kand its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

VistaCare Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net patient revenue	$46,050	$31,000	$88,050	$58,674
Operating expenses:
Patient care expenses	27,713	18,710	51,799	35,979
General and administrative expenses, exclusive of stock-based compensation charges reported below	13,142	10,076	26,493	18,988
Depreciation and amortization	370	303	714	574
Stock-based compensation	102	88	1,149	137

Total operating expenses	41,327	29,176	80,155	55,678
Operating income	4,723	1,824	7,895	2,996

Non-operating income (expense)
Interest income	108	—	209	2
Interest expense	(29)	(204)	(77)	(405)
Other expense	(36)	(39)	(51)	(67)

Total non-operating income (expense)	43	(243)	81	(470)
Net income before income taxes	4,766	1,581	7,976	2,526
Income taxes expense	944	65	1,330	101

Net income	3,822	1,516	6,646	2,425
Accrued preferred stock dividends	—	1,032	—	2,065

Net income to common shareholder	$3,822	$484	$6,646	$360

Net income per common share
Basic net income per common share	$0.24	$0.09	$0.43	$0.07

Diluted net income per common share	$0.23	$0.08	$0.40	$0.06

Weighted average shares outstanding:
Basic	15,633	5,110	15,595	5,105

Diluted	16,913	6,022	16,800	5,874

VistaCare Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share information)

	June 30,	Dec. 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$44,534	$39,104
Patient accounts receivable, net	18,867	19,075
Patient accounts receivable room & board, net	10,006	7,613
Prepaid expenses and other current assets	2,545	1,312

Total current assets	75,952	67,104
Equipment, net	3,344	2,612
Goodwill, net of amortization of $2,408 at Dec 31, 2002 and June 30, 2003	20,564	20,564
Other assets	7,899	4,663

Total assets	$107,759	$94,943

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,424	$2,288
Accrued expenses	27,143	22,982
Current portion of long-term debt	250	250
Current portion of capital lease obligations	78	82

Total current liabilities	28,895	25,602
Deferred tax liability-noncurrent	1,437	—
Capital lease obligations, less current portion	56	94
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 15,606,111 and 15,420,899 shares issued and outstanding at June 30, 2003 and Dec. 31, 2002, respectively	156	154
Class B Common Stock, $0.01 par value; authorized 200,000 shares; 58,096 shares issued and outstanding at June 30, 2003 and Dec. 31, 2002, respectively	1	1
Additional paid-in capital	101,310	101,161
Deferred compensation	(1,225)	(2,552)
Accumulated equity	(22,871)	(29,517)

Total stockholders’ equity	77,371	69,247

Total liabilities and stockholders’ equity	$107,759	$94,943

VistaCare Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended
	June 30,

	2003	2002

Operating activities
Net income	$6,646	$2,425
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	714	574
Amortization of deferred compensation related to stock options	1,149	137
Warrant amortization	—	76
Loss on disposal of assets	23	—
Changes in operating assets and liabilities:
Patient accounts receivable	(2,185)	(822)
Prepaid expenses and other	(3,296)	(383)
Accounts payable and accrued expenses	4,691	923

Net cash provided by operating activities	7,743	2,930
Investing activities
Purchases of equipment	(1,178)	(541)
Increase in other assets	(1,463)	(963)

Net cash used in investing activities	(2,641)	(1,504)
Financing activities
Net payments on long-term debt	—	(818)
Costs associated with secondary offering	(191)
Proceeds from issuance of common stock from exercise of stock options	519	74
Net cash provided by (used in) financing activities	328	(744)

Net increase in cash and cash equivalents	5,430	682
Cash and cash equivalents, beginning of period	39,104	1,384

Cash and cash equivalents, end of period	$44,534	$2,066

VistaCare Inc.
Reconciliation of Non-GAAP Financial Measures — Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net income before accrued preferred stock dividends	$3,822	$1,516	$6,646	$2,425
Add:
Interest income	(108)	—	(209)	(2)
Interest expense	29	204	77	405
Income tax expense	944	65	1,330	101
Depreciation and amortization	370	303	714	574
Stock-based compensation	102	88	1,149	137

Adjusted EBITDA	$5,159	$2,176	$9,707	$3,640

Net cash (used in) provided by operating activities	$6,396	$6,320	$7,743	$2,930
Net cash used in investing activities	$(1,481)	$(1,190)	$(2,641)	$(1,504)
Net cash provided by financing activities	$108	$(3,938)	$328	$(744)

VistaCare Inc.
Reconciliation of Non-GAAP Financial Measures -
Earnings Per Diluted Share
(In thousands, except per share data)

Anticipated 2003	Range

Earnings per diluted share	$0.85	$0.88
Multiplied by: Diluted shares	17,000	17,000

Net income to common shareholders	14,450	14,960
Add: income tax at 20%	3,613	3,740

Net Income before income taxes	18,063	18,700
Add: stock based compensation	1,400	1,400

Adjusted net income before income taxes	19,463	20,100
Less: income tax at 38%	7,396	7,638

Adjusted net income to common shareholders	$12,067	$12,462
Divided by: Diluted shares	17,000	17,000

Adjusted earnings per diluted share	$0.71	$0.73

CONTACT:	VistaCare Inc., Scottsdale
Mark Liebner, 480-648-8778
ir@vistacare.com
or
EVC Group
Douglas Sherk, 415-659-2285
dsherk@evcgroup.com
Sheryl Seapy, 949-640-4515
sseapy@evcgroup.com